Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Beazer Homes Announces Pricing of Convertible Notes Offering

ATLANTA, Georgia – June 2, 2004 – Beazer Homes USA, Inc. (NYSE: BZH) today announced that it has agreed to sell $150 million aggregate principal amount of 4 5/8% Senior Convertible Notes due 2024.  The offering will be made to certain initial purchasers pursuant to a private placement.  The initial purchasers have informed Beazer Homes that they will sell or offer the notes within the United States only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).

Beazer Homes has granted the initial purchasers a 12-day option to purchase up to an additional $30.0 million principal amount of notes.  The net proceeds from the offering will be used for general corporate purposes, including land acquisition and share repurchases from time to time under its previously announced repurchase program.

The notes will be convertible into Beazer Homes' common stock at an initial conversion rate of 6.48 shares of Beazer Homes' common stock per $1,000 principal amount of notes only under certain circumstances.  This represents a conversion price of $154.32 per share or a conversion premium of 55.5% over today's closing stock price.  The notes will bear interest at 4 5/8% per annum payable semiannually.  Beazer Homes will also pay contingent interest on the notes during any six month interest period beginning June 15, 2009, in which the trading price of the notes for a specified period of time equals or exceeds 120% of the principal amount of the notes.

Beazer Homes, headquartered in Atlanta, Georgia, is one of the country's ten largest single-family homebuilders with operations in Arizona, California, Colorado, Delaware, Florida, Georgia, Indiana, Kentucky, Maryland, Mississippi, Nevada, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas and Virginia.  Beazer Homes also provides mortgage origination and title services to its homebuyers.

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities referred to herein in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act or applicable state securities laws. Unless so registered, such securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

Statements in this press release regarding Beazer Homes' business that are not historical facts may be “forward-looking statements”. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from any such forward-looking statements that are identified in the reports and documents that Beazer Homes files from time to time with the U.S. Securities and Exchange Commission.

Contact:	Leslie H. Kratcoski
Director, Investor Relations
(770) 829-3764
lkratcos@beazer.com